Exhibit 2.3

Description of Securities registered under

Section 12 of the Exchange Act of 1934, as amended

The following securities are registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Class A ordinary share, par value US$0.0001 per share	EPOW	NASDAQ Capital Market

Capitalized terms used but not defined herein have the meanings given to them in Company’s annual report on Form 20-F.

ORDINARY SHARES

The following description of our share capital and provisions of our amended and restated memorandum and articles of association (the “Memorandum and Articles”) are summaries and do not purport to be complete. Reference is made to our amended and restated memorandum and articles of association, a copy of which is filed as an exhibit to this annual report.

We were incorporated as an exempted company with limited liability under the Companies Act (Revised), as amended, of the Cayman Islands, or the “Cayman Companies Act,” on February 22, 2019. A Cayman Islands exempted company:

●	is a company that conducts its business mainly outside the Cayman Islands;

●	is prohibited from trading in the Cayman Islands with any person, firm or corporation except in furtherance of the business of the exempted company carried on outside the Cayman Islands (and for this purpose can effect and conclude contracts in the Cayman Islands and exercise in the Cayman Islands all of its powers necessary for the carrying on of its business outside the Cayman Islands);

●	does not have to hold an annual general meeting;

●	does not have to make its register of members open to inspection by shareholders of that company;

●	may obtain an undertaking against the imposition of any future taxation enacted in the Cayman Islands;

●	may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

●	may register as a limited duration company; and

●	may register as a segregated portfolio company.

Shares

Our Ordinary Shares are issued in registered form, and are issued when registered in our register of members. Unless the Board of Directors determine otherwise, each holder of our Ordinary Shares will not receive a certificate in respect of such Ordinary Shares. We may not issue shares or warrants to bearer.

Our authorized share capital is US$500,000 divided into 3,500,000,000 Class A Ordinary Shares of par value US$0.0001 each (the “Class A Ordinary Shares”) and 1,500,000,000 Class B ordinary shares of par value US$0.0001 each (the “Class B Ordinary Shares”, and together with the Class A Ordinary Shares, the “Ordinary Shares” or “shares”). Subject to the provisions of the Cayman Companies Act, the rules of the Nasdaq Stock Market, our Memorandum and Articles, and any special rights conferred on the holders of any shares or class of shares, the unissued shares of the Company (whether forming part of the original or any increased capital) shall be at the disposal of the board of directors of the Company (the “Board”), which may offer, allot, grant options over or otherwise dispose of them to such persons, at such times and for such consideration and upon such terms and conditions as the Board may in its absolute discretion determine but so that no shares shall be issued at a discount, except in accordance with the provisions of Cayman Companies Act. In particular and without prejudice to the generality of the foregoing, the Board is empowered to authorize the issuance of one or more classes or series of preferred shares and to fix the designations, powers, preferences and relative, participating, optional and other rights, if any, and the qualifications, limitations and restrictions thereof, if any, including, without limitation, the number of shares constituting each such class or series, dividend rights, conversion rights, redemption privileges, voting powers, full or limited or no voting powers, and liquidation preferences, and to increase or decrease the size of any such class or series (but not below the number of shares of any class or series of preferred shares then outstanding) to the extent permitted by Cayman Companies Act. Such authority could be exercised by the directors to allot shares which carry rights and privileges that are preferential to the rights attaching to Class A Ordinary Shares or Class B Ordinary Shares. The directors may refuse to accept any application for shares, and may accept any application in whole or in part, for any reason or for no reason.

Transfer Agent and Registrar

The transfer agent and registrar for the Ordinary Shares is Transhare Corporation.

Dividends

Subject to the provisions of the Cayman Companies Act and any rights attaching to any class or classes of shares under and in accordance with the Articles:

(a)	the directors may declare dividends or distributions out of our funds which are lawfully available for that purpose; and

(b)	the Company’s shareholders may, by ordinary resolution, declare dividends but no such dividend shall exceed the amount recommended by the directors.

Dividends may be declared and paid out of the profits of the Company, realized or unrealized, or from any reserve set aside from profits which the Directors determine is no longer needed. The Board may also declare and pay dividends out of share premium account or any other fund or account which can be authorized for this purpose in accordance with the Cayman Companies Act.

Unless provided by the rights attached to a share, no dividend shall bear interest.

Voting Rights

Subject to any rights or restrictions as to voting attached to any shares, unless any share carries special voting rights, on a show of hands every shareholder who is present in person and every person representing a shareholder by proxy shall have one vote. On a poll, every shareholder who is present in person and every person representing a shareholder by proxy shall have one vote for each Class A Ordinary Share and 20 votes for every Class B Ordinary Share of which he or the person represented by proxy is the holder. In addition, all shareholders holding shares of a particular class are entitled to vote at a meeting of the holders of that class of shares. Votes may be given either personally or by proxy.

Variation of Rights of Shares

All or any of the special rights for the time being attached to the shares or any class of shares may, unless otherwise provided by the terms of issue of the shares of that class, from time to time (whether or not the Company is being wound up) be varied, modified or abrogated with the sanction of a special resolution passed at a separate general meeting of the holders of the shares of that class. To every such separate general meeting all the provisions of our Memorandum and Articles relating to general meetings of the Company shall, mutatis mutandis, apply, but so that:

(a)	the necessary quorum (whether at a separate general meeting or at its adjourned meeting) shall be a person or persons or (in the case of a shareholder being a corporation) its duly authorized representative together holding or representing by proxy not less than one third in nominal value of the issued voting shares of that class;

(b)	every holder of shares of the class shall be entitled on a poll to one vote for every such share held by him; and

(c)	any holder of shares of the class present in person or by proxy or authorised representative may demand a poll.

The special rights conferred upon the holders of any shares or class of shares shall not, unless otherwise expressly provided in the rights attaching to or the terms of issue of such shares, be deemed to be varied, modified or abrogated by the creation or issue of further shares ranking pari passu therewith.

Alteration of share capital

Subject to the Cayman Companies Act, our shareholders may, by ordinary resolution:

(a)	increase the Company's share capital by such sum, to be divided into shares of such amounts, as the resolution shall prescribe;

(b)	consolidate and divide all or any of our share capital into shares of larger amount than our existing shares;

(c)	divide its shares into several classes and without prejudice to any special rights previously conferred on the holders of existing shares attach thereto respectively any preferential, deferred, qualified or special rights, privileges, conditions or such restrictions which in the absence of any such determination by the Company in general meeting, as the directors may determine provided always that, for the avoidance of doubt, where a class of shares has been authorized by the Company no resolution of the Company in general meeting is required for the issuance of shares of that class and the directors may issue shares of that class and determine such rights, privileges, conditions or restrictions attaching thereto as aforesaid, and further provided that where the Company issues shares which do not carry voting rights, the words “non voting” shall appear in the designation of such shares and where the equity capital includes shares with different voting rights, the designation of each class of shares, other than those with the most favourable voting rights, must include the words “restricted voting” or “limited voting”.

(d)	sub-divide its shares, or any of them, into shares of smaller amount than is fixed by the Company’s Memorandum of Association (subject, nevertheless, to the Cayman Companies Act), and may by such resolution determine that, as between the holders of the shares resulting from such sub-division, one or more of the shares may have any such preferred, deferred or other rights or be subject to any such restrictions as compared with the other or others as the Company has power to attach to unissued or new shares; and

(e)	cancel shares which, at the date of the passing of that ordinary resolution, have not been taken or agreed to be taken by any person and diminish the amount of our share capital by the amount of the shares so cancelled or, in the case of shares without nominal par value, diminish the number of shares into which our capital is divided.

The Company may from time to time by special resolution, subject to any confirmation or consent required by the Cayman Companies Act, reduce its share capital or any capital redemption reserve or other undistributable reserve in any manner permitted by law.

Cayman Companies Act

Calls on shares and forfeiture

Subject to the terms of allotment, the directors may make calls on the shareholders in respect of any monies unpaid on their shares including any premium and each shareholder shall (subject to receiving at least 14 clear days’ notice specifying when and where payment is to be made), pay to us the amount called on his shares. Shareholders registered as the joint holders of a share shall be jointly and severally liable to pay all calls in respect of the share. If a call remains unpaid after it has become due and payable the person from whom it is due and payable shall pay interest on the amount unpaid from the day it became due and payable until it is paid at the rate fixed by the terms of allotment of the share or in the notice of the call or if no rate is fixed, at the rate of ten percent per annum. The directors may, at their discretion, waive payment of the interest wholly or in part.

Unclaimed dividend

All dividends or bonuses unclaimed for one (1) year after having been declared may be invested or otherwise made use of by the Board for the benefit of the Company until claimed. Any dividend or bonuses unclaimed after a period of six (6) years from the date of declaration shall be forfeited and shall revert to the Company. The payment by the Board of any unclaimed dividend or other sums payable on or in respect of a share into a separate account shall not constitute the Company a trustee in respect thereof.

Forfeiture or surrender of shares

If a shareholder fails to pay any call the directors may give to such shareholder not less than 14 clear days’ notice requiring payment and specifying the amount unpaid including any interest which may have accrued, any expenses which have been incurred by us due to that person’s default and the place where payment is to be made. The notice shall also contain a warning that if the notice is not complied with, the shares in respect of which the call is made will be liable to be forfeited.

If such notice is not complied with, the directors may, before the payment required by the notice has been received, resolve that any share the subject of that notice be forfeited (which forfeiture shall include all dividends or other monies payable in respect of the forfeited share and not paid before such forfeiture).

A forfeited share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the directors determine and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the directors think fit.

A person whose shares have been forfeited shall cease to be a shareholder in respect of the forfeited shares, but shall, notwithstanding such forfeit, remain liable to pay to us all monies which at the date of forfeiture were payable by him to us in respect of the shares, together with all expenses and interest from the date of forfeiture or surrender until payment, but his liability shall cease if and when we receive payment in full of the unpaid amount.

A declaration, whether statutory or under oath, made by a director or the secretary shall be conclusive evidence that the person making the declaration is a director or secretary of us and that the particular shares have been forfeited or surrendered on a particular date.

Subject to the execution of an instrument of transfer, if necessary, the declaration shall constitute good title to the shares.

Share premium account

The directors shall establish a share premium account and shall carry the credit of such account from time to time to a sum equal to the amount or value of the premium paid on the issue of any share or capital contributed or such other amounts required by the Cayman Companies Act.

Redemption and purchase of own shares

Subject to the Cayman Companies Act and any rights for the time being conferred on the shareholders holding a particular class of shares, we may by our directors:

(a)	issue shares that are to be redeemed or liable to be redeemed, on such terms and in such manner, including out of capital, as the Board may deem fit;

(b)	with the consent by special resolution passed at a separate general meeting of the shareholders holding shares of a particular class, vary the rights attaching to that class of shares so as to provide that those shares are to be redeemed or are liable to be redeemed at our option on the terms and in the manner which the directors determine at the time of such variation; and

(c)	purchase or otherwise acquire its own shares, with such power to be exercisable by the Board in such manner, upon such terms and subject to such conditions as it in its absolute discretion thinks fit and any determination by the Board of the manner of purchase shall be deemed authorised by the Articles for purposes of the Cayman Companies Act.

Where the Company purchases for redemption a redeemable share, purchases not made through the market or by tender shall be limited to a maximum price as may from time to time be determined by the Board, either generally or with regard to specific purchases. If purchases are by tender, tenders shall comply with applicable laws.

We may make a payment in respect of the redemption or purchase of its own shares in any manner authorized by the Cayman Companies Act, including out of any combination of capital, our profits and the proceeds of a fresh issue of shares.

When making a payment in respect of the redemption or purchase of shares, the directors may make the payment in cash or in specie (or partly in one and partly in the other) if so authorized by the terms of the allotment of those shares or by the terms applying to those shares, or otherwise by agreement with the shareholder holding those shares.

Conversion of Shares

Each Class B Ordinary Share issued is convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Company or any transfer agent for such shares, into one fully paid and non-assessable Class A Ordinary Share.

Upon any sale, transfer, assignment or disposition of any Class B Ordinary Share by a holder thereof to any person or entity which is not an affiliate of such holder, each such Class B Ordinary Share shall be automatically and immediately converted into one Class A Ordinary Share upon the effectiveness of such transfer such that the recipient receives one Class A Ordinary Share for every one Class B Ordinary Share attempted to be transferred.

All conversions of Class B Ordinary Shares to Class A Ordinary Shares shall be effected by way of redemption or repurchase by the Company of the relevant Class B Ordinary Shares and the simultaneous issue of Class A Ordinary Shares in consideration for such redemption or repurchase. The shareholders and the Company are required to procure that any and all necessary corporate actions are taken to effect such conversion.

Transfer of Shares

Subject to the restrictions contained in our Articles and the requirements of the Nasdaq Stock Exchange, any of our shareholders may transfer all or any of his or her Ordinary Shares by an instrument of transfer in any usual or common form or any other form approved by our board of directors or the Nasdaq Stock Exchange. The instrument of transfer must be executed by or on behalf of the transferor and the transferee provided that the Board may dispense with the execution of the instrument of transfer by the transferee in any case which it thinks fit in its discretion to do so.

Our board of directors may, in its absolute discretion, decline to recognize any instrument of transfer unless:

(a)	a fee of such maximum sum as the Designated Stock Exchange may determine to be payable or such lesser sum as the Board may from time to time require is paid to the Company in respect thereof;

(b)	the instrument of transfer is in respect of only one class of Ordinary Shares;

(c)	the instrument of transfer is lodged at the registered office of the Company or such other place at which the Company's register of members (or branch register) is kept in accordance with the Cayman Companies Act accompanied by the relevant share certificate(s) and such other evidence as the Board may reasonably require to show the right of the transferor to make the transfer (and, if the instrument of transfer is executed by some other person on his behalf, the authority of that person so to do);;

(d)	if applicable, the instrument of transfer is duly and properly stamped;

(e)	the transfer is not to more than four joint holders.

If our directors refuse to register a transfer, they are required, within one month after the date on which the instrument of transfer was lodged, to send to each of the transferor and the transferee notice of such refusal.

The registration of transfers may, on 14 calendar days’ notice being given by advertisement in such one or more newspapers or by electronic means, be suspended and our register of members closed at such times and for such periods as our board of directors may from time to time determine. However, the registration of transfers may not be suspended, and the register may not be closed, for more than 30 calendar days in any year.

Inspection of Books and Records

Shareholders of Cayman Islands exempted companies have no general rights under Cayman Islands law to inspect corporate records or to obtain copies of lists of shareholders of these companies (other than copies of our memorandum and articles of association, register of mortgages and charges, and any special resolutions passed by our shareholders). Under Cayman Islands law, the names of our current directors can be obtained from a search conducted at the Registrar of Companies. Pursuant to our articles of association, shareholders will not have any right to inspect any account or book or document of the Company except as conferred by Companies Act or as authorized by our directors or by ordinary resolution of our shareholders.

General Meetings

Our Articles require the Company to hold an annual general meeting each year at such time and place as may be determined by the Board.

All general meetings other than annual general meetings shall be called extraordinary general meetings. Extraordinary general meetings may be held at such times and in any location in the world as may be determined by the Board.

The directors may convene general meetings whenever they think fit. General meetings shall also be convened on the written requisition of one or more of the shareholders entitled to attend and vote at our general meetings who (together) hold not less than ten percent of the rights to vote at general meetings. To be effective the requisition shall state the objects of the meeting, shall be in writing, signed by the requisitionists, and shall be deposited at the Company's registered office. If the directors do not convene such meeting for a date not later than 21 clear days’ after the date of receipt of the written requisition, those shareholders who requested the meeting may convene the general meeting themselves within three months after the end of such period of 21 clear days in which case reasonable expenses incurred by them as a result of the directors failing to convene a meeting shall be reimbursed by us.

To the extent that shareholders hold in aggregate less than thirty percent (30%) of the outstanding voting shares in the Company, they cannot: (a) call general meetings or annual general meetings; and (b) include matters for consideration at shareholder meetings.

A shareholder may give notice to the Company of business proposed to be brought before an annual general meeting provided that such notice of proposal of business must be delivered to, or mailed and received at the principal executive offices of the Company not later than the tenth (10th) day following the day on which “public disclosure” of the date of such meeting was first made by the Company (such notice within such time periods, “Timely Notice”). In no event shall any adjournment or postponement of an annual general meeting, or the announcement thereof, commence a new time period (or extend any time period) for the giving of Timely Notice as described above. For purposes of our Memorandum and Articles, “public disclosure” shall mean disclosure in a press release reported by a national news service or in a document publicly filed by the Company with the SEC pursuant to Sections 13, 14 or 15(d) of the Exchange Act or publicly filed according to applicable law.

At least 14 days’ notice of an extraordinary general meeting and 21 days’ notice of an annual general meeting shall be given to shareholders entitled to attend and vote at such meeting. The notice shall specify the time and place of the meeting and, in the case of special business, the general nature of the business to be conducted and further, in the case of any matter for which approval by special resolution shall be required, the intention to propose such a special resolution. Notice of every general meeting shall also be given to the directors and our auditors.

Subject to the Cayman Companies Act, any annual or extraordinary general meeting may be called by shorter notice, if it is so agreed: (a) in the case of a meeting called as an annual general meeting, by all the shareholders entitled to attend and vote thereat, and (b) in the case of any other meeting, by a majority in number of the shareholders having the right to attend and vote at the meeting, being a majority together holding not less than ninety five per cent. (95%) in nominal value of the issued shares giving that right..

A quorum shall consist of the presence (whether in person or represented by proxy) of one or more shareholders holding shares that represent not less than one-third of the outstanding shares carrying the right to vote at such general meeting.

If, within 15 minutes from the time appointed for the general meeting, or at any time during the meeting, a quorum is not present, the meeting, if convened upon the requisition of shareholders, shall be cancelled. In any other case it shall stand adjourned to the same time and place seven days or to such other time or place as is determined by the directors. If at such adjourned meeting a quorum is not present within half an hour from the time appointed for holding the meeting, the meeting shall be dissolved.

The chairman may, with the consent of a meeting at which a quorum is present, adjourn the meeting. When a meeting is adjourned for seven days or more, notice of the adjourned meeting shall be given in accordance with the Articles.

At any general meeting a resolution put to the vote of the meeting shall be decided on a show of hands, unless a poll is (before, or on, the declaration of the result of the show of hands) demanded (a) by the chairman of the meeting; (b) by at least three shareholders present in person, by its duly authorised representative or by proxy for the time being entitled to vote at the meeting; (c) by a shareholder or shareholders present in person, by its duly authorised representative or by proxy and representing not less than one-tenth of the total voting rights of all shareholders having the right to vote at the meeting; (d) by a shareholder or shareholders present in person, by its duly authorised representative or by proxy and holding shares in the Company conferring a right to vote at the meeting being shares on which an aggregate sum has been paid up equal to not less than one-tenth of the total sum paid up on all shares conferring that right; or (e) if required by the rules of the Nasdaq Stock Exchange, by any director or directors who, individually or collectively, hold proxies in respect of shares representing five per cent. (5%) or more of the total voting rights at such meeting. Unless a poll is so demanded, a declaration by the chairman as to the result of a resolution and an entry to that effect in the minutes of the meeting, shall be conclusive evidence of the outcome of a show of hands, without proof of the number or proportion of the votes recorded in favor of, or against, that resolution.

If a poll is duly demanded it shall be taken in such manner as the chairman directs and the result of the poll shall be deemed to be the resolution of the meeting at which the poll was demanded.

In the case of an equality of votes, whether on a show of hands or on a poll, the chairman of the meeting at which the show of hands takes place or at which the poll is demanded, shall be entitled to a second or casting vote.

Directors

We may by ordinary resolution passed at a general meeting, from time to time, fix the maximum and minimum number of directors to be appointed. Under the Articles, we are required to have a minimum of two director and the maximum number of Directors shall be unlimited.

A director may be appointed by ordinary resolution or by the directors. Any appointment may be to fill a vacancy or as an additional director.

The directors shall be entitled to such remuneration as the Board may determine.

No Director shall be required to hold any shares of the Company by way of qualification and a Director who is not a shareholder shall be entitled to receive notice of and to attend and speak at any general meeting of the Company and of all classes of shares of the Company.

A director may be removed by ordinary resolution.

The office of a director shall be vacated if the director:

(a)	resigns his office by notice in writing delivered to the Company at the registered office or tendered at a meeting of the board of directors;

(b)	becomes of unsound mind or dies;

(c)	without special leave of absence from the board of directors, is absent from meetings of the board of directors for six (6) consecutive months and the board of directors resolves that his office be vacated;

(d)	becomes bankrupt or has a receiving order made against him or suspends payment or compounds with his creditors;

(e)	is prohibited by law from being a director; or

(f)	ceases to be a director by virtue of any provision of the Cayman Islands Companies Law is removed from office pursuant to the Articles.

Each of the compensation committee and the nominating and corporate governance committee shall consist of at least three directors and the majority of the committee members shall be independent within the meaning of Section 5605(a)(2) of the Nasdaq Listing Rules. The audit committee shall consist of at least three directors, all of whom shall be independent within the meaning of Section 5605(a)(2) of the Nasdaq Listing Rules and will meet the criteria for independence set forth in Rule 10A-3 of the Exchange Act.

Powers and duties of directors

Subject to the provisions of the Cayman Companies Act, our Memorandum and Articles, our business shall be managed by the directors, who may exercise all our powers which are not by the Cayman Companies Act, any other law applicable to the Company or the Articles, or by the Articles required to be exercised by the Company in general meeting.

Without prejudice to the general powers conferred by our Articles to the Board, our Articles expressly provide the Board with the following powers:

(a)	to give to any person the right or option of requiring at a future date that an allotment shall be made to him of any share at par or at such premium as may be agreed;

(b)	to give to any Directors, officers or employees of the Company an interest in any particular business or transaction or participation in the profits thereof or in the general profits of the Company either in addition to or in substitution for a salary or other remuneration; and

(c)	to resolve that the Company be deregistered in the Cayman Islands and continued in a named jurisdiction outside the Cayman Islands subject to the provisions of the Cayman Companies Act.

The Board may by power of attorney appoint any company, firm or person or any fluctuating body of persons, whether nominated directly or indirectly by the Board, to be the attorney or attorneys of the Company for such purposes and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Board under the Articles) and for such period and subject to such conditions as it may think fit, and any such power of attorney may contain such provisions for the protection and convenience of persons dealing with any such attorney as the Board may think fit, and may also authorize any such attorney to sub-delegate all or any of the powers, authorities and discretions vested in him. Such attorney or attorneys may, if so authorised under the seal of the Company, execute any deed or instrument under their personal seal with the same effect as the affixation of the Company’s seal.

Without prejudicing the freedom of the Directors to establish any other committees, for so long as the shares of the Company (or depositary receipts therefor) are listed or quoted on the Nasdaq Stock Exchange, the Board shall establish and maintain an Audit Committee, a Compensation Committee and a Nomination Committee as committees of the Board, the composition and responsibilities of which shall comply with the FINRA Rules, the rules and regulations of the SEC and the rules and regulations of the Nasdaq Stock Exchange, as appropriate.

The directors may exercise all of our powers to borrow money and to mortgage or charge its undertaking, property and assets both present and future and uncalled capital or any part thereof, to issue debentures and other securities whether outright or as collateral security for any debt, liability or obligation of ours or our parent undertaking (if any) or any subsidiary undertaking of us or of any third party.

A Director who to his knowledge is in any way, whether directly or indirectly, interested in a contract or arrangement or proposed contract or arrangement with the Company must declare the nature of his interest at the meeting of the Board at which the question of entering into the contract or arrangement is first considered, if he knows his interest then exists, or in any other case at the first meeting of the Board after he knows that he is or has become so interested. Following a declaration being made, subject to any separate requirement for Audit Committee approval under applicable law or the listing rules of the Nasdaq Stock Exchange, and unless disqualified by the chairman of the relevant Board meeting, a Director may vote in respect of any contract or proposed contract or arrangement in which such Director is interested and may be counted in the quorum at such meeting.

Capitalization of profits

The Company may, upon the recommendation of the Board, at any time and from time to time pass an ordinary resolution to the effect that it is desirable to capitalise all or any part of any amount for the time being standing to the credit of any reserve or fund (including a share premium account and capital redemption reserve and the profit and loss account) whether or not the same is available for distribution and accordingly that such amount be set free for distribution among the shareholders or any class of shareholders who would be entitled thereto if it were distributed by way of dividend and in the same proportions, on the footing that the same is not paid in cash but is applied either in or towards paying up the amounts for the time being unpaid on any shares in the Company held by such shareholders respectively or in paying up in full unissued shares, debentures or other obligations of the Company, to be allotted and distributed credited as fully paid up among such shareholders, or partly in one way and partly in the other, and the Board shall give effect to such resolution provided that, for the purposes of this Article, a share premium account and any capital redemption reserve or fund representing unrealised profits, may be applied only in paying up in full unissued shares of the Company to be allotted to such shareholders credited as fully paid.

Liquidation Rights

If we are wound up, the shareholders may, subject to the Articles and any other sanction required by the Cayman Companies Act, pass a special resolution allowing the liquidator to do either or both of the following:

(a)	to divide in specie among the shareholders the whole or any part of our assets and, for that purpose, to value any assets and to determine how the division shall be carried out as between the shareholders or different classes of shareholders; and

(b)	to vest the whole or any part of the assets in trustees for the benefit of shareholders and those liable to contribute to the winding up.

The directors have the authority to present a petition for our winding up to the Grand Court of the Cayman Islands on our behalf with the sanction of a resolution.

Register of Members

Under the Cayman Companies Act, we must keep a register of members which contains the following:

(a)	the names and addresses of the members of the Company;

(b)	a statement of the shares held by each member, which:

(i)	distinguishes each share by its number (so long as the share has a number);

(ii)	confirms the amount paid, or agreed to be considered as paid, on the shares of each member;

(iii)	confirms the number and category of shares held by each member; and

(iv)	confirms whether each relevant category of shares held by a member carries voting rights under the Articles, and if so, whether such voting rights are conditional;

(c)	the date on which the name of any person was entered on the register as a member; and

(d)	the date on which any person ceased to be a member.

Under Cayman Islands law, the register of members of our Company is prima facie evidence of the matters directed or authorized to be inserted therein by the Cayman Companies Act (that is, the register of members will raise a presumption of fact on the matters referred to above unless rebutted) and a shareholder registered in the register of members is deemed as a matter of the Cayman Islands law to have legal title to the shares as set against its name in the register of members.

However, there are certain limited circumstances where an application may be made to a Cayman Islands court for a determination on whether the register of members reflects the correct legal position. Further, the Cayman Islands court has the power to order that the register of members maintained by the company should be rectified, where it considers that the register of members does not reflect the correct legal position. If an application for an order for rectification of the register of members were made in respect of our ordinary shares, then the validity of such shares may be subject to re-examination by a Cayman Islands courts.

Differences in Corporate Law

The Cayman Companies Act is derived, to a large extent, from the older Companies Acts of England and Wales but does not follow recent United Kingdom statutory enactments, and accordingly there are significant differences between the Cayman Companies Act and the current Companies Act of the United Kingdom. In addition, the Cayman Companies Act differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of certain significant differences between the provisions of the Cayman Companies Act applicable to us and the comparable laws applicable to companies incorporated in the State of Delaware in the United States.

Mergers and Similar Arrangements

The Cayman Companies Act permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (a) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property, and liabilities in one of such companies as the surviving company, and (b) a “consolidation” means the combination of two or more constituent companies into a combined company and the vesting of the undertaking, property and liabilities of such companies in the consolidated company. In order to effect such a merger or consolidation, among other things, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company, and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. The written plan of merger or consolidation must be filed with the Registrar of Companies of the Cayman Islands together with, among other documents, a declaration as to the solvency of the consolidated or surviving company, a declaration of the assets and liabilities of each constituent company, and (unless the surviving or consolidated company is to be a non-Cayman Islands company) an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

A merger between a Cayman Islands parent company and its Cayman Islands subsidiary or subsidiaries does not require authorization by a resolution of shareholders if a copy of the plan of merger is given to every member of each subsidiary company to be merged unless the member agrees otherwise. For this purpose, a subsidiary is a company of which at least 90% of the issued shares entitled to vote are owned by the parent company.

The consent of each holder of a fixed or floating security interest of a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

Except in certain limited circumstances, a shareholder of a Cayman Islands constituent company who dissents from the merger or consolidation is entitled to payment of the fair value of his or her shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) upon dissenting from a merger or consolidation, providing the dissenting shareholder complies strictly with the procedures set out in the Cayman Companies Act. The exercise of such dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which he or she might otherwise be entitled by virtue of holding shares, except for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

Separate from the statutory provisions relating to mergers and consolidations, the Cayman Companies Act also contains statutory provisions that facilitate the reconstruction and amalgamation of companies by way of schemes of arrangement. Any such arrangement must be approved by (a) a majority in number of the creditors or each class of creditors, as the case may be, with whom the arrangement is to be made, and who must, in addition, represent seventy-five percent in value of the creditors or each such class of creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose and (b) seventy-five percent in value of the shareholders of each class of shareholders, as the case may be, with whom the arrangement is to be made that are present and voting either in person or by proxy at a meeting, convened for that purpose, as applicable. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

(a)	the court’s directions and the statutory provisions as to the required majority vote have been met;

(b)	the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

(c)	the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

(d)	the arrangement is not one that would more properly be sanctioned under some other provision of the Cayman Companies Act.

The Cayman Companies Act also contains a statutory power of compulsory acquisition which may facilitate the “squeeze out” of dissentient minority shareholders upon a tender offer. When a tender offer is made and accepted by holders of not less than 90% in value of the shares for which the offer has been made, the offeror may, within a two-month period after the approval by the said holders, require the holders of the remaining shares to transfer such shares to the offeror on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction by way of scheme of arrangement is thus approved and sanctioned, or if a tender offer is made and accepted, in accordance with the foregoing statutory procedures, a dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits

In principle, we will normally be the proper plaintiff to sue for a wrong done to us as a company, and as a general rule, a derivative action may not be brought by a minority shareholder. However, based on English law authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands courts can be expected to follow and apply the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto, which limits the circumstances in which a shareholder may bring a derivative action on behalf of the company or personal action to claim loss which is reflective of loss suffered by the company) which permit a minority shareholder to commence a class action against, or derivative actions in the name of, a company to challenge the following:

(a)	a company act or proposes to act illegally or ultra vires and is therefore incapable of ratification by the shareholders;

(b)	an irregularity in the passing of a resolution which requires a qualified majority;

(c)	an act purporting to abridge or abolish the individual rights of a member; and

(d)	an act which constitutes a “fraud on the minority” where the wrongdoers are themselves in control of the company.

Indemnification of Directors and Executive Officers and Limitation of Liability

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against the consequences of committing a crime, or against the indemnified person’s own fraud or dishonesty.

Our amended and restated articles of association provide that the directors, secretary and other officers for the time being of the Company and the liquidator or trustees (if any) for the time being acting in relation to any of the affairs of the Company and everyone of them, and everyone of their heirs, executors and administrators, shall be indemnified and secured harmless out of the assets and profits of the Company from and against all actions, costs, charges, losses, damages and expenses which they or any of them, their or any of their heirs, executors or administrators, shall or may incur or sustain by or by reason of any act done, concurred in or omitted in or about the execution of their duty, or supposed duty, in their respective offices or trusts; and none of them shall be answerable for the acts, receipts, neglects or defaults of the other or others of them or for joining in any receipts for the sake of conformity, or for any bankers or other persons with whom any moneys or effects belonging to the Company shall or may be lodged or deposited for safe custody, or for insufficiency or deficiency of any security upon which any moneys of or belonging to the Company shall be placed out on or invested, or for any other loss, misfortune or damage which may happen in the execution of their respective offices or trusts, or in relation thereto; provided that this indemnity shall not extend to any matter in respect of any fraud or dishonesty which may attach to any of said persons.

This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation. In addition, we intend to enter into indemnification agreements with our directors and executive officers that will provide such persons with additional indemnification beyond that provided in our amended and restated articles of association.

Anti-Takeover Provisions in Our Articles

Some provisions of our Memorandum and Articles may discourage, delay, or prevent a change in control of our Company or management that shareholders may consider favorable, including provisions that authorize our board of directors to issue shares at such times and on such terms and conditions as the board of directors may decide without any further vote or action by our shareholders.

Our directors have fiduciary duties to only exercise the rights and powers granted to them under our amended and restated articles of association for what they believe in good faith to be in the best interests of our Company and for a proper purpose.

Directors’ Fiduciary Duties

Under the Delaware General Corporation Law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he or she reasonably believes to be in the best interests of the corporation. He or she must not use his or her corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interests of the corporation and its shareholders take precedence over any interest possessed by a director, officer, or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director owes three types of duties to the company: (i) statutory duties, (ii) fiduciary duties, and (iii) common law duties. The Cayman Companies Act imposes a number of statutory duties on a director. A Cayman Islands director’s fiduciary duties are not codified, however the courts of the Cayman Islands have held that a director owes the following fiduciary duties (a) a duty to act in what the director bona fide considers to be in the best interests of the company, (b) a duty to exercise their powers for the purposes they were conferred, (c) a duty to avoid fettering his or her discretion in the future, and (d) a duty to avoid conflicts of interest and of duty. The common law duties owed by a director are those to act with skill, care, and diligence that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and, also, to act with the skill, care, and diligence in keeping with a standard of care commensurate with any particular skill they have which enables them to meet a higher standard than a director without those skills. In fulfilling their duty of care to us, our directors must ensure compliance with our articles of association. We have the right to seek damages where certain duties owed by any of our directors are breached.

Shareholder Proposals

Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. The Delaware General Corporation Law does not provide shareholders an express right to put any proposal before the annual meeting of shareholders, but in keeping with common law, Delaware corporations generally afford shareholders an opportunity to make proposals and nominations provided that they comply with the notice provisions in the certificate of incorporation or bylaws. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

Cayman Islands law provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our Memorandum and Articles provide that general meetings may be convened on the written requisition of one or more of the shareholders entitled to attend and vote at our general meetings who (together) hold not less than ten percent of the rights to vote at general meetings. A shareholder may also give notice to the Company of business proposed to be brought before an annual general meeting provided that such notice of proposal of business must be delivered to, or mailed and received at the principal executive offices of the Company not later than the tenth (10th) day following the day on which “public disclosure” of the date of such meeting was first made by the Company (such notice within such time periods, “Timely Notice”). In no event shall any adjournment or postponement of an annual general meeting, or the announcement thereof, commence a new time period (or extend any time period) for the giving of Timely Notice as described above. For purposes of our Memorandum and Articles, “public disclosure” shall mean disclosure in a press release reported by a national news service or in a document publicly filed by the Company with the SEC pursuant to Sections 13, 14 or 15(d) of the Exchange Act or publicly filed according to applicable law

Voting Requirements

For the protection of shareholders, certain matters must be approved by special resolution of the shareholders as a matter of Cayman Islands law, including alteration of the memorandum or articles of association, appointment of inspectors to examine company affairs, reduction of share capital (subject, in certain circumstances, to court approval), change of name, authorization of a plan of merger (other than a merger between a parent and a subsidiary), authorization of a transfer by way of continuation to another jurisdiction or consolidation or voluntary winding up of the company.

The Cayman Companies Act requires that a special resolution be passed by a majority of at least two-thirds or such higher percentage as set forth in the memorandum and articles of association, of shareholders being entitled to vote and do vote in person or by proxy at a general meeting, or by unanimous written consent of shareholders entitled to vote at a general meeting. The Cayman Companies Act defines “special resolutions” only. A company’s memorandum and articles of association can therefore tailor the definition of “ordinary resolutions” as a whole, or with respect to specific provisions. Under our amended and restated articles of association an ordinary resolution must be passed at a general meeting by a simple majority of shareholders who (being entitled to do so) vote in person or by proxy at that meeting. The expression includes a unanimous written resolution. In computing the majority needed to pass a special or ordinary resolution when a poll is demanded, regard shall be had to the number of votes to which each member is entitled by the regulations of the company.

For the protection of shareholders, certain matters must be approved by special resolution of the shareholders as a matter of Cayman Islands law and our articles of association, including alteration of the memorandum or articles of association, reduction of share capital, change of name, authorization of a plan of merger or (other than a merger between a parent and a subsidiary), authorization of a transfer by way of continuation to another jurisdiction and the voluntary winding up of the company.

Cumulative Voting

Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. There are no prohibitions in relation to cumulative voting under the Cayman Companies Act, but our amended and restated articles of association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors

Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise.

Subject to the provisions of our Memorandum and Articles (which include the removal of a director by ordinary resolution), the office of a director may be terminated forthwith if the director:

(a)	resigns his office by notice in writing delivered to the Company at the registered office or tendered at a meeting of the board of directors;

(b)	becomes of unsound mind or dies;

(c)	without special leave of absence from the board of directors, is absent from meetings of the board of directors for six (6) consecutive months and the board of directors resolves that his office be vacated;

(d)	becomes bankrupt or has a receiving order made against him or suspends payment or compounds with his creditors;

(e)	is prohibited by law from being a director; or

(f)	ceases to be a director by virtue of any provision of the Cayman Islands Companies Law is removed from office pursuant to the Articles.

Transactions with Interested Shareholders

The Delaware General Corporation Law contains a business combination statute applicable to Delaware public corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation or bylaws that is approved by its shareholders, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting stock or who or which is an affiliate or associate of the corporation and owned 15% or more of the corporation’s outstanding voting stock within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

The Cayman Companies Act has no comparable provisions. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although the Cayman Companies Act does not regulate transactions between a company and its significant shareholders, under Cayman Islands law, our directors owe fiduciary duties to our Company to act in the best interests of the company and exercise their powers for a proper purpose when considering and approving such transactions.

Dissolution; Winding Up

Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board of directors.

Under Cayman Islands law and our Memorandum and Articles, the company may be wound up by a special resolution of our shareholders, or, if our Company is unable to pay its debts as they fall due, by an ordinary resolution of our members. In addition, a company may be wound up by an order of the courts of the Cayman Islands. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

Variation of Rights of Shares

Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under our Memorandum and Articles, all or any of the special rights for the time being attached to the shares or any class of shares may, unless otherwise provided by the terms of issue of the shares of that class, from time to time (whether or not the Company is being wound up) be varied, modified or abrogated with the sanction of a special resolution passed at a separate general meeting of the holders of the shares of that class. To every such separate general meeting all the provisions of our Memorandum and Articles relating to general meetings of the Company shall, mutatis mutandis, apply, but so that:

(a)	the necessary quorum (whether at a separate general meeting or at its adjourned meeting) shall be a person or persons or (in the case of a shareholder being a corporation) its duly authorized representative together holding or representing by proxy not less than one third in nominal value of the issued voting shares of that class;

(b)	every holder of shares of the class shall be entitled on a poll to one vote for every such share held by him; and

(c)	any holder of shares of the class present in person or by proxy or authorised representative may demand a poll.

The special rights conferred upon the holders of any shares or class of shares shall not, unless otherwise expressly provided in the rights attaching to or the terms of issue of such shares, be deemed to be varied, modified or abrogated by the creation or issue of further shares ranking pari passu therewith.

Amendment of Governing Documents

Under the Delaware General Corporation Law, a corporation’s certificate of incorporation may be amended only if adopted and declared advisable by the board of directors and approved by a majority of the outstanding shares entitled to vote, and the bylaws may be amended with the approval of a majority of the outstanding shares entitled to vote and may, if so provided in the certificate of incorporation, also be amended by the board of directors. Under the Cayman Companies Act, our articles of association may only be amended by special resolution of our shareholders.